EXHIBIT 1

ADP SENDS LETTER TO STOCKHOLDERS AND RELEASES VIDEO
FEATURING CEO CARLOS RODRIGUEZ AND CHAIRMAN JOHN JONES

Urges Stockholders to Re-Elect ADP’s Highly Qualified Board by
Voting the WHITE Proxy Card Today

ROSELAND, NJ, October 18, 2017 – ADP (NASDAQ: ADP) today sent a letter to stockholders urging them to vote on the WHITE proxy card to re-elect all of the Company’s 10 highly qualified and experienced directors at ADP’s November 7 Annual Meeting of Stockholders. The Company also released a video featuring Chief Executive Officer Carlos Rodriguez and Chairman of the Board John Jones highlighting ADP’s strong track record, ongoing technology transformation, and successful execution of its strategy to deliver sustainable value to shareholders. Click here to view the video, and visit VoteADP.com to view the shareholder letter and other information.

“ADP plays a critical role in the U.S. and global economy – we pay 1 in 6 American workers and approximately 14 million international workers.  Annually, we move approximately $1.85 trillion on behalf of our 700,000 clients around the world and remit 25% of all taxes the IRS collects from U.S. employers. Given the tremendous daily impact we have on the lives of so many, managing risk is of paramount importance to us – and we believe our risk tolerance is one of the key ways in which our views differ from those of Pershing Square.”

“ADP has delivered significant shareholder value that has outperformed the S&P 500 on a 1-, 3-, and 5-year basis – and has demonstrated a strong commitment to return cash to investors through dividend growth and share repurchases.  We remain confident that our Board possesses the right qualifications – including an effective balance of leadership continuity and fresh perspectives – to continue our strong track record of shareholder value creation and uphold our commitments to all of our stakeholders.”

“Pershing Square’s nominees, by contrast, have no technology or human capital management experience, both of which are critical to the future of ADP.  Mr. Ackman also has not articulated any specific plans for how he would achieve the massive margin increases he has targeted.”

“Pershing Square owns 2% of ADP’s common shares but is seeking 30% of ADP’s Board seats.  The Board is concerned that Pershing Square’s risky call for a rapid acceleration in ADP’s already-healthy margins demonstrates a fundamental lack of understanding of what makes ADP successful in achieving its growth objectives, winning new business, and maintaining client satisfaction – all of which contribute to generating long-term shareholder value,” said John P. Jones, Non-Executive Chairman of the Board.

ADP’s Board urges shareholders to vote “FOR” ADP’s 10 highly qualified and experienced directors on the WHITE Proxy card today.  For additional information, shareholders should visit VoteADP.com.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

Please vote today online, by phone or by mail by following the directions on your WHITE proxy card.

If you have questions, or need assistance in voting your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free:
(877) 750-0510

Banks and Brokers Call Collect:
(212) 750-5833

REMEMBER:

Please discard any Gold proxy card that you may receive from Pershing Square.

Returning a Gold proxy card — even if you “withhold” on Pershing Square’s nominees — will revoke any vote you had previously submitted on ADP’s WHITE proxy card.

About ADP (NASDAQ: ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

ADP, the ADP logo and ADP A more human resource are registered trademarks of ADP, LLC. All other marks are the property of their respective owners.

Copyright © 2017 ADP, LLC. All rights reserved.

ADP-Media

Safe Harbor Statement
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

Additional Information
ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free:(877) 750-0510 or call collect: (212) 750-5833.Copies will also be available at no charge at the Company’s website at www.adp.com.

CONTACTS:

Investors:

Christian Greyenbuhl
(973) 974-7835
Christian.Greyenbuhl@adp.com

Byron Stephen
(973) 974-7896
Byron.Stephen@adp.com

Media:

Michael Schneider
(973) 974-5678 office
(973) 868-1000 mobile
Michael.Schneider@adp.com

George Sard/Jared Levy/Liz Zale
Sard Verbinnen & Co
(212) 687-8080
ADP-SVC@sardverb.com